STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the trust is: Principal Diversified Select Real Asset Fund

Second: The name and address of the Registered Agent in the State of Delawared is:

c/o Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808

Third: The Statutory Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80-a-1 et seq.).

Fourth: This Certificate shall be effective upon the filing with and acceptance by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Trust as of this 20th day of September, 2018.

By: /s/ Michael J. Beer_______________________
Name: Michael J. Beer